Exhibit 99.1

MGM GROWTH PROPERTIES APPOINTS KATHRYN COLEMAN AND CHARLES IRVING TO THE BOARD OF DIRECTORS

Las Vegas, Nevada, July 1, 2020 — MGM Growth Properties LLC (NYSE: MGP) (the “Company”) today announced that Kathryn (“Katie”) Coleman and Charles (“Chuck”) Irving have been appointed to the Company's Board of Directors, effective July 1, 2020. With these appointments, the Company's Board has been expanded from 5 to 7 directors.

Ms. Coleman is a partner at international law firm Hughes Hubbard and Reed LLP and serves in several leadership roles at the firm, including as a long-standing member of the executive committee and co-chair of the firm’s corporate reorganization practice. With more than 35 years in practice, Ms. Coleman has handled a wide range of high-stakes matters, including significant litigation, acquisitions and dispositions of distressed businesses, nationwide federal government investigations, and chapter 11 restructurings for major public and private companies.

Mr. Irving is the Founder and President of Davenport Companies, a real estate firm focused on investing in the retail, residential and office sectors and offering strategic real estate advisory work for select clients. Mr. Irving has been actively involved in the real estate industry for over 35 years and has significant experience identifying, acquiring and developing real estate projects in the United States.

Paul Salem, Chairman of MGM Growth Properties said, “We are pleased to welcome Katie and Chuck to our Board of Directors. Chuck will bring decades of valuable leadership experience in the real estate industry to the Board and Katie’s strong transactional background will provide the Board with valuable insight in analyzing acquisition opportunities. We are confident their backgrounds will complement the skills of our existing board members and provide new perspectives as we continue to execute on our strategy to further grow our portfolio and return value to our shareholders.”

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About MGM Growth Properties LLC

MGM Growth Properties LLC (NYSE:MGP) is one of the leading publicly traded real estate investment trusts engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose diverse amenities include casino gaming, hotel, convention, dining, entertainment and retail offerings. MGP, together with its joint venture, currently owns a portfolio of properties, consisting of 12 premier destination resorts in Las Vegas and elsewhere across the United States, MGM Northfield Park in Northfield, OH, Empire Resort Casino in Yonkers, NY, as well as a retail and entertainment district, The Park in Las Vegas. As of December 31, 2019, our destination resorts, the Park, Empire Resort Casino, and MGM Northfield Park collectively comprised approximately 27,400 hotel rooms, 1.4 million casino square footage, and 2.7 million convention square footage. As a growth-oriented public real estate entity, MGP expects its relationship with MGM Resorts and other entertainment providers to attractively position MGP for the acquisition of additional properties across the entertainment, hospitality and leisure industries. For more information about MGP, visit the Company's website at http://www.mgmgrowthproperties.com.
Forward-Looking Statements

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission. Forward-looking statements are based on management's current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s ability to continue to grow its dividend, successfully execute on its business strategy and acquire additional properties in accretive transactions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include risks related to the Company’s ability to receive, or delays in obtaining, any regulatory approvals required to own its properties, or other delays or impediments to completing the Company’s planned acquisitions or projects, including any acquisitions of properties from MGM; the ultimate timing and outcome of any planned acquisitions or projects; the Company’s ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the Company’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to the Company; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

SOURCE MGM Growth Properties LLC

MGM GROWTH PROPERTIES LLC CONTACTS:
Investment Community	News Media
ANDY H. CHIEN	(702) 669-1480 or media@mgpreit.com
Chief Financial Officer MGM Growth Properties LLC
(702) 669-1470